Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Authentidate Holding Corp. on Form S-3 (Nos. 333-05445, 333-49160, 333-70880, 333-100546, 333-101354, 333-106174, 333-109626, 333-113153, 333-170760 and 333-179577) and Form S-8 (Nos. 333-197346, 333-179269, 333-23933, 333-65894, 333-91337, 333-97965, 333-118338 and 333-174347) of our report dated December 18, 2015, on our audits of the consolidated financial statements of Peach State Health Management LLC, d/b/a Aeon Clinical Laboratories, as of December 31, 2014 and 2013 and for each of the years then ended, which report is included in this Current Report on Form 8-K/A, Amendment 1, to be filed on or about November 17, 2016.

/s/ EISNERAMPER LLP

Iselin, New Jersey

November 17, 2016